Exhibit 99 to Form 4 filed on behalf of Anthony J.
Sinskey for Transaction Date 1/2/08

Price 	 	Shares

 $24.09		837

 $23.96		350

 $23.95		936

 $23.86		132

 $23.83		1,003

 $23.81		654

 $23.66		2,089

 $23.64 	100

 $23.45 	1,041

 $23.24 	400

 $23.22 	250

 $22.95 	1,897